Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into effective this 10th day of May, 2017 (the “Effective Date”) by and between Surna, Inc., a Nevada corporation whose address is 1780 55th Street, Suite A, Boulder, Colorado 80301 (the “Company”) and Stephen Keen, an adult resident of the State of Colorado (the “Consultant”). The Consultant and the Company may be referred to herein individually as a “Party” or collectively as the “Parties.”

AGREED ACKNOWLEDGMENTS

A.      The Company and its subsidiaries and affiliates are engaged in the development, design and distribution of cultivation technologies for controlled environment agriculture for state-regulated cannabis cultivation facilities and traditional indoor agricultural facilities, including lighting, environmental control, air sanitation and cultivation facilities designed to meet the specific environmental conditions required for indoor cultivation and to reduce energy and water consumption (the “Business”).

B.      In connection with the Business, the Company manufactures, sells and delivers the following products and services: (i) liquid-based process cooling and climate control systems, (ii) reflectors and lighting systems, including water-cooled reflectors (iii) a full-service air sanitation technology program, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems specific to indoor cultivation facility conditions, (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control in indoor cultivation facilities, (v) a comprehensive, hybrid cultivation facility design and system utilizing sunlight and a high-power LED lighting system, and (vi) and other products, services, and technologies now or hereafter developed related to the foregoing (collectively, the “Products”).

C.      The Business of the Company is highly competitive and requires the creation of relationships with the Company’s customers because of the technology and type of product involved.

D.      The Company has invested and will continue to invest considerable sums of time, money, and other resources in developing the confidence and loyalty of its customers and potential customers and to recruit, train, support and compensate its employees and potential employees. In addition, the Company expends significant amounts of time and money to attract, identify, locate, and establish contacts and business relationships with prospective customers. The loss of these existing and prospective relationships with customers, and with existing and potential employees, will cause substantial and irreparable harm to the Company, which cannot be accurately or adequately compensated by money alone.

E.      The Consultant and the Company are parties to that certain Executive Employment Agreement by and between the Consultant and the Company dated July 25, 2014 (“Prior Agreement”), which the Consultant and the Company acknowledge and agree was mutually terminated by them effective April 28, 2017.

F.      The Company desires to retain the services of the Consultant as an independent contractor. The Consultant desires to provide consulting services benefiting the Company, as set forth herein. Both the Consultant and the Company wish to enter into this Agreement to set forth the terms and conditions of the Consultant’s engagement with the Company.

G.      The Consultant acknowledges that, in the course of the Consultant’s consulting with the Company, the Consultant will frequently come into contact with the Company’s customers and suppliers to such an extent that the Consultant may be able to control or direct, in whole or in part, the business and relationships between the Company and its customers and suppliers. Accordingly, the Company reposes its trust in the Consultant not to disrupt or otherwise misappropriate the customer and supplier relationships developed and/or supported by the Company.

H.      The Consultant will also, during the course of the Consultant’s consulting with the Company, have frequent and close contact with the Company’s employees, managers, salespeople, and key staff employees. As a result of the Consultant’s performance of services hereunder, the Consultant will acquire and have access to confidential information concerning the Company’s employees, prospective employees, customers, suppliers, and prospective customers and suppliers that is not easily or generally available to the Company’s competitors.

I.      The Consultant acknowledges that, by virtue of the Consultant’s performance of services hereunder, the Consultant may have access to certain secret and confidential business data and information belonging to the Company including, but not limited to: marketing plans, financial strategies, market surveys and assessments, customer and Company technical information, financial statements, budget data, personnel records, customer profiles and purchase requirements, product design, engineering and technical specifications, pricing plans and strategies, sales contracts and proposals, private and confidential discussions with executive managers, legal advice and strategies, performance evaluations, price schedules from suppliers, litigation and planned litigation, capital needs, lists of customers and potential customers, hiring and training goals, internal operation and production reports and schedules, compensation packages, customer account projections, licenses, promotional plans and information, corporate policies for internal operations, bids and proposals by suppliers and to customers, identities and personal profiles of key persons at customers and potential customers, expense data by customer, and other confidential and sensitive business information developed and maintained by the Company.

J.      The Company has a valuable and proprietary interest in the confidential information described in paragraph I above and has expended considerable time and money to safeguard and protect such information from direct or indirect divulgence of same by its employees and contractors, including the Consultant. In addition, as part of the Company’s relationship with each of its customers, the Company assures customers that the unique, confidential, and secret information shared by customers with the Company will be protected from disclosure to and unauthorized use by others. Any divulgence of such information will constitute an irreparable injury to the Company and the Company’s customers.

K.      The Consultant acknowledges that (i) the Consultant’s consulting with the Company is one of great trust and confidence requiring that the Consultant exercise a high degree of loyalty, honesty, and integrity, (ii) the Consultant has and will receive substantial and adequate monetary consideration and benefits pursuant to this Agreement, (iii) the Consultant has read and understood the terms of this Agreement and signed same as a free and voluntary act, (iv) the Consultant has freely chosen to enter into this Agreement because of a desire to take advantage of the specific and unique opportunities offered by the consulting arrangement with the Company and the benefits provided for herein.

AGREEMENTS

In consideration of the Agreed Acknowledgments and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1.      Acknowledgments. The acknowledgments set forth above are accurate and are hereby incorporated by reference in this Agreement.

2.      Engagement. The Company hereby engages the Consultant and the Consultant hereby accepts the engagement with the Company on the terms and conditions set forth in this Agreement.

3.      Consulting Services. During the Term (as defined below), the Consultant will provide the following consulting services to the Company: research and development, new product design and innovations, existing product enhancements and improvements, and other technology advancements with respect to the Business and the Products (the “Base Services”). The Consultant shall devote such time as necessary to perform the Base Services hereunder, provided that, the Parties acknowledge and agree that the Consultant shall not be required to devote more than forty (40) hours per month during the Term hereof to the performance of the Base Services under this Agreement. The time and place for the performance of the Base Services hereunder shall be mutually agreed to by the Consultant and the Company’s Chief Executive Officer (“CEO”) or Chief Operating Officer (“COO”). During the Term hereof, the Company shall pay the Consultant an annualized consulting fee (the “Base Fee”) of $30,000 per year, which shall be payable in equal monthly installments in arrears.

4.      Additional Services. From time to time during the Term hereof, the Consultant may provide consulting services beyond the Base Services (the “Additional Services”), provided that the scope of Additional Services, the additional consulting fees for such Additional Services (the “Additional Fee”), the timing of the payment of the Additional Fee and any other terms and conditions related to the Additional Services shall be mutually agreed to by the Parties in writing. For purposes of this Agreement, the Base Services and the Additional Services shall be referred to herein collectively as the “Services.” It is the intention of the Parties that the Consultant may be engaged, as long as mutually agreed to by the Parties, to provide Additional Services to the Company with respect to the design, construction and mechanical systems requirements (including, lighting, environmental control and air sanitation systems) of indoor cultivation and agricultural facilities of the Company’s customers and prospective customers. It is the further intention of the Parties that the Consultant will provide consulting services directly to third parties (including the Company’s customers and prospective customers) with respect to the improvement, enhancement and optimization of growing conditions and related crop yields and, that such consulting services shall fall outside the scope of this Agreement. Except as set forth in Section 10 hereof, the Consultant may provide consulting services to any third party without restriction.

5.      Term. This Agreement and the Consultant’s engagement shall be effective as of the Effective Date and shall continue in full force and effect thereafter until the third (3rd) anniversary of the Effective Date (the “Initial Term”), and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either Party notifies the other Party of its non-renewal of this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other Party of such Party’s intent not to renew, or if the Consultant’s engagement is sooner terminated pursuant to Section 9. For purposes of this Agreement, “Term” shall mean the actual duration of the Consultant’s engagement, taking into account any extensions pursuant to this Section 5 or early termination of the engagement pursuant to Section 8.

6.      Additional Compensation.

a.      Annual Incentive Bonus Program. The Consultant shall be eligible to receive an annual incentive bonus (each an “Annual Incentive Bonus”) for each completed calendar year during the Term in accordance with a bonus policy adopted by the Company’s Board of Directors (the “Board”) (or an authorized committee thereof). The bonus policy will provide that the Consultant shall be entitled to earn an Annual Incentive Bonus for such calendar year based on performance criteria determined in the sole discretion of the Board, with the amount of any such Annual Incentive Bonus pro-rated for calendar year 2017 based on the period from the Effective Date through December 31, 2017. The Annual Incentive Bonus for a calendar year shall be paid as soon as practicable following the end of the calendar year, but in no event later than March 15th of the year following the year to which the Annual Incentive Bonus relates. Other than as set forth in Section 10, the Consultant must be engaged as a consultant hereunder by the Company or an affiliate of the Company on the date an Annual Incentive Bonus is to be paid to be eligible to receive the Annual Incentive Bonus for such calendar year. Payment of the Annual Incentive Bonus may be made in the form of cash, Awards (as defined under and issued pursuant to the EIP), or a combination thereof, as determined in the sole discretion of the Board (or an authorized committee thereof). For purposes of this Agreement, “EIP” shall mean the equity incentive plan, as may be adopted by the Board, as may be modified and amended by the Company from time to time.

b.      Equity-Based Compensation. During the Term, the Consultant shall be eligible to receive, Awards under and pursuant to the EIP, as determined by the Board from time to time. Any Awards granted by the Board shall be subject to the terms of the EIP, the terms and conditions established by the Board, and any separate agreements to be executed by the Company and the Consultant with respect to the grant of such Awards.

c.      Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Consultant pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, governmental regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.

7.      Relationship.

a.      Independent Contractor Relationship. The Consultant understands and agrees that, pursuant to this Agreement, the Consultant is an independent contractor and not an employee of the Company or any of its affiliates or subsidiaries, and is not and will not be entitled to any benefits provided by the Company or any of its affiliates and subsidiaries to their respective employees. The Consultant further understands and agrees that the Company shall not withhold or contribute on behalf of the Consultant, and Consultant shall be solely responsible for the payment of, any social security, social benefits, unemployment compensation, worker’s compensation insurance premiums, taxes of any kind, or any other contributions or payments required by governmental authorities applicable to employees which arise out of or relate to the performance of the Services hereunder by the Consultant. The Consultant acknowledges and agrees that the Consultant shall have no authority to act or incur obligations for or on behalf of the Company in any manner whatsoever without the prior approval of the Company.

b.      Business Expense Reimbursement. The Company shall reimburse the Consultant for reasonable expenses incurred by the Consultant in connection with the performance of the Services pursuant to this Agreement, including, but not limited to, travel expenses, professional conventions or similar professional functions and other reasonable business expenses, provided that travel expenses and any other expense in excess of $500 must be approved in advance by the Company. The Consultant agrees to provide the Company with receipts and/or documentation sufficient to permit the Company to take its full business expense deduction. The Company shall have no obligation to reimburse the Consultant for expenses claimed if the Consultant does not provide sufficient receipts and/or documentation.

8.      Termination. Notwithstanding any other provision of this Agreement to the contrary, during the Term, the engagement of the Consultant by the Company shall terminate immediately upon the Consultant’s death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Consultant’s engagement at any time by reason of Disability, or with Cause or without Cause, the Consultant shall have the right to and may, in the exercise of the Consultant’s discretion, resign the Consultant’s engagement for Good Reason or without Good Reason (a “Voluntary Resignation”), subject to the provisions set forth below:

a.      Death/Disability. The engagement of the Consultant by the Company shall terminate immediately upon death of the Consultant or immediately upon the giving of written notice by the Company to the Consultant of the Consultant’s termination due to Disability. As used in this Agreement, “Disability” shall mean the Consultant is unable to perform the Consultant’s duties hereunder due to the onset of any sickness, injury or disability, even with reasonable accommodation, for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disability” shall be made by a physician satisfactory to both the Consultant and the Company, provided that if the Consultant and the Company do not agree on a physician, the Consultant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the duties of the Consultant during a period of the Consultant’s inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.

b.      With Cause. The engagement of the Consultant by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Consultant of the Consultant’s termination with Cause. For purposes of this Agreement, the term “Cause” means that the Consultant: (i) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has failed to perform the Services under this Agreement (other than by reason of illness or temporary disability), (iii) has materially breached any non-competition or non-disclosure agreement in effect between the Consultant and the Company, including such agreements in this Agreement, (iv) has engaged in illegal conduct or gross misconduct that in any case causes material financial harm to the Company, (v) has engaged in fraud or material dishonesty in connection with the Business of the Company, (vi) has engaged in willful misappropriation or embezzlement of any of the Company’s funds or property, or (vii) has engaged in conduct that is detrimental to the Business or reputation of the Company. Any of the aforesaid clauses (ii) through (iii) may be cured by the Consultant, if curable, if cured within fifteen (15) days after receipt by the Consultant of written notice of the same. In the event such acts or omissions are capable of being cured, the effective date of termination, in the event of the Consultant’s failure to cure, must be at least fifteen (15) days after such notice of termination to afford the Consultant the ability to cure the same. The Company may place the Consultant on paid leave for up to sixty (60) consecutive days while it is determining whether there is a basis to terminate Consultant’s engagement for Cause. This leave will not constitute Good Reason.

c.      Without Cause. The engagement of the Consultant by the Company shall terminate at the election of the Company upon written notice (or upon such later date specified in such notice) to the Consultant without Cause.

d.      Voluntary Resignation. The engagement of the Consultant by the Company shall terminate at the election of the Consultant upon thirty (30) days’ prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date) for a Voluntary Resignation. The Consultant’s Voluntary Resignation may be for “Good Reason” if, other than to the extent the cause of the event is primarily the result of Consultant’s voluntary actions or omissions in providing services hereunder, (i) the Company commits a material breach of its obligations under this Agreement, (ii) a material change of the principal location in which Consultant is required to perform the Services Consultant hereunder on a regular basis more than 50 miles from its current location without the Consultant’s prior consent, or (iii) a failure to pay the Consultant’s Base Fee or Additional Fee to which the Consultant is entitled under this Agreement. The Consultant will provide written notice to the Company of the existence of any event or condition that constitutes Good Reason within ninety (90) days of its existence. Upon receipt of such notice, the Company shall have a period of thirty (30) days during which it may remedy such event or condition that constitutes Good Reason (the “Cure Period”). Notwithstanding any other provision herein, the Consultant’s termination of engagement shall not constitute termination with Good Reason unless such termination occurs within sixty (60) days following the last day of the Cure Period.

e.      Non-renewal. The Consultant’s engagement shall terminate at a Term Date if either the Consultant or the Company notifies the other Party of its non-renewal of this Agreement not later than sixty (60) days prior to such Term Date by providing written notice to the other Party of such Party’s intent not to renew.

f.      Notice of Termination. Any termination of the Consultant’s engagement by the Company or by the Consultant (other than termination pursuant to Death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consultant’s engagement under the provision so indicated.

g.      Date of Termination. The “Date of Termination” shall mean the date the Consultant’s engagement is terminated in accordance with this Section 8.

9.      Effects of Termination.

a.      Death/Disability. If the engagement of the Consultant should terminate during the Term due to the Consultant’s death, of if the engagement of the Consultant should terminate during the Term at the election of the Company due to Disability, then the Company will pay to the Consultant or, in the event of the Consultant’s death, to the estate of the Consultant:

i.      Any earned and accrued but unpaid Base Fee or Additional Fee through the Date of Termination;

ii.      reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Section 7(b) (collectively, Sections 9(a)(i)-(ii), payable in accordance with this Section 9(a), shall be hereafter referred to as the “Accrued Benefits”);

iii.      subject to Section 9(e), continued payment of the Consultant’s Base Fee for a period equal to the lesser of ninety (90) days from the Date of Termination or the then applicable Term Date (the “Death/Disability Benefit”); provided that, the first payment of the Death Benefit shall be made on the sixtieth (60th) day after the Date of Termination, and will include payment of any amount of the Death/Disability Benefit that was otherwise due prior thereto; and

iv.      any accrued but unpaid Annual Incentive Bonus for the year prior to the year of termination, payable when the applicable Annual Incentive Bonus for such year would have otherwise been paid.

b.      Termination by the Company without Cause or Voluntary Resignation by the Consultant for Good Reason. If the engagement of the Consultant should terminate at the election of the Company without Cause or at the election of the Consultant due to a Voluntary Resignation for Good Reason, the Company shall pay or provide to the Consultant the Accrued Benefits, and, subject Sections 9(e) and 10:

i.      continued payment of the Consultant’s Base Fee through the first anniversary of the Date of Termination or the then applicable Term Date, whichever occurs first, payable in equal monthly installments in arrears (the “Severance Payments”); provided that, the first payment of the Severance Payments shall be made on the sixtieth (60th) day after the Date of Termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto;

ii.      reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Section 7(b); and

iii.      any accrued but unpaid Annual Incentive Bonus for the year prior to the year of termination, payable when the applicable Annual Incentive Bonus for such year would have otherwise been paid.

c.      By the Company For Cause; Voluntary Resignation by the Consultant without Good Reason; Non-Renewal by the Consultant. In the event that the Consultant’s engagement is terminated during the Term by the Company for Cause, a Voluntary Resignation by the Consultant without Good Reason, or the non-renewal of the Initial Term or any Renewal Term by the Consultant, the Company shall pay or provide to the Consultant only the Accrued Benefits, and the Company shall have no further obligations to the Consultant under this Agreement.

d.      Non-Renewal by the Company. In the event that the Consultant’s engagement is terminated by the non-renewal of the Initial Term or any Renewal Term by the Company, then the Company shall pay to the Consultant:

i.      the Accrued Benefits; and

ii.      any accrued but unpaid Annual Incentive Bonus for a prior fiscal year, payable when such Annual Bonus would have otherwise been paid.

e.      Release. Any payments by the Company required under Sections 9(a)(iv), (vi) and (vii) and Sections 9(b)(i), (iv) and (v) shall be conditioned on and shall not be payable unless the Company receives from the Consultant (or, in the event of the Consultant’s death, the estate of the Consultant) within sixty (60) days of the Date of Termination a fully effective and non-revocable written release in form and substance reasonably acceptable to the Company of any and all past, present or future claims that the Consultant (or, in the event of the Consultant’s death, the estate of the Consultant) may have against the Company or any of its affiliates and any of their respective officers, directors and other related parties (all claims released in this Section 9(e) being referred to as the “Released Claims”). The Company agrees to provide a form of release within seven (7) days of the Date of Termination.

f.      Termination of Authority. Immediately upon the Consultant terminating or being terminated from the Consultant’s engagement with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Consultant will stop providing the Services.

10.      Activity Restrictions; Consultant Covenants.

a.      Purpose. As previously acknowledged, the Company has invested heavily in its information systems, personnel, product development, customers, and customer development. As a consultant, the Consultant is entrusted with the fruits of these investments and the decisions to be made regarding similar future investments. In order to provide the Services and receive the compensation hereunder, the Company requires a written commitment from key consultants that its trust will not be misplaced and its investments lost or damaged. Accordingly, the Consultant makes the following promises regarding the Consultant’s activities.

b.      Best Efforts. The Consultant will at all times perform the Services to the best of the Consultant’s ability pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Company. During engagement, the Consultant will not engage in or become interested in any calling, activity, or other business which is or may be contrary to or in competition with the Business.

c.      Inventions; Intellectual Property.

i.      Inventions. Every invention and improvement conceived, invented or developed by the Consultant relating to or useable in the Business then being carried on or actively contemplated by the Company now existing or hereafter developed shall become the exclusive property of the Company. With respect to all inventive ideas originated or developed by the Consultant which relate to the Business during the Term hereof, or as to which the Consultant has acquired information as a result of the Consultant’s engagement with the Company, and all patents obtained on such inventive ideas, (a) the Consultant agrees to disclose and assign, without charge, all such inventive ideas and any patents obtained thereon to the Company, but without expense to the Consultant, (b) the Consultant agrees that all such inventive ideas and any patents thereof shall be the exclusive property of the Company, and (c) the Consultant will, at any and all times, furnish such information and assistance and execute such applications and other documents as may be advisable in the opinion of the Company to obtain both domestic and foreign patents, title to which is to be vested in the Company, and the Consultant shall give the Company the full and exclusive power to prosecute all such applications and all proceedings in connection therewith.

ii.      Intellectual Property. The Consultant shall promptly disclose to the Company or any successor or assign, and grant to the Company or its successors and assigns without any separate remuneration or compensation other than that received by the Consultant in the course of the Consultant’s engagement, the Consultant’s entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever related to the Business or the Products (“Intellectual Property”), developed by the Consultant during the period of the Consultant’s engagement by the Company or its affiliates and whether developed by the Consultant during or after business hours, or alone or in connection with others, that is in any way related to the Business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Consultant during non-work hours, consistent with the Consultant’s obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any confidential information or Intellectual Property of the Company. The Consultant agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

d.      Non-solicitation of Business. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Consultant will not, directly or indirectly, solicit, interfere with, or divert away from the Company any customer of the Company who did any business with the Company during the Term hereof.

e.      Non-enticement of Personnel. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Consultant shall not, directly or indirectly, as an individual or on behalf of any other person or entity, hire, solicit, recruit, or attempt to entice away from the Company or any customer of the Company any person employed by or providing services to the Company or any customer of the Company. The Consultant shall not approach any such employees for such a prohibited purpose and shall not knowingly cooperate in any other person or entity’s efforts to do so. The Company’s customers are third-party beneficiaries of this covenant and shall have standing to enforce the terms of this Section 10(e) by seeking whatever equitable and legal remedies may be available to the Company hereunder.

f.      Confidentiality. The Consultant shall not at any time during the Term hereof or at any time thereafter communicate, divulge, disclose, take, or use for himself any information, knowledge, data, or materials that were disclosed or obtained by the Consultant during the Term (including, without limitation, any information and knowledge that was conceived, created, or developed by the Consultant during the course of the Consultant’s engagement with the Company) which is related to the Business and the Products and is not already generally known in the Company’s trade by competitors. This restriction on confidential information disclosure and use shall apply to knowledge or information which relates to the Business or the business of the Company’s customers and is in the nature of a business secret of the Company or the Company’s customers. Included within the scope of this restriction shall be the specific items identified in Section 10(h) hereof and any other information and matters designated by the Company (verbally or in writing) to be confidential during the Term hereof. The Company’s customers are third-party beneficiaries of the aforestated covenants in this Section 10(f) and shall have standing to enforce its terms and seek whatever equitable or legal remedy that is necessary to repay or avoid harm to them, including, but not limited to, any remedy available to the Company under this Agreement. The obligations of the Consultant with respect to the disclosure and use of confidential information under this Section 10(f) shall cease to the extent such information becomes generally known in the Company’s trade by competitors through a means other than a breach of this Agreement by the Consultant. In the event the Consultant is required by any legal proceedings to disclose confidential information, the Consultant shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance by the Consultant with the provisions hereof.

g.      Non-competition. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Consultant shall not, alone, or as an agent, employee, servant, officer, partner or stockholder of any other corporation or business, directly or indirectly, engage in employment or business activity which relates to the sale, manufacturing, or marketing of products which are competitive with, substantially similar to, or serve the same function as the Products manufactured, marketed or sold by the Company either now or at any time during the Term. This post-termination restriction is limited to activities in or directed at the geographic area located in North America where the Company has sold or manufactured the Products at any time during the Term hereof. The Consultant specifically agrees, without limitation, that the Consultant will not accept a similar position or perform the same or similar responsibilities or services as performed for the Company for any business entity that is engaged a business that is the same, or substantially similar to, the Business (i.e., a competitor).

h.      Return of Company Materials. Upon request at any time during the Term hereof and without request at the time of the termination or expiration of this Agreement, without regard for who initiated the termination, the Consultant agrees to promptly return (without retaining any copies, summaries, files or notes derived from source materials) all information and records regarding the Business and the Products, whether or not created by the Consultant during the Term hereof including, but not be limited to: all financial, sales and purchase data for the Business and the Company’s customers, all financial statements and projections, all marketing surveys and analyses, all strategic planning material, all data on the Company’s competitors, all customer information, all records regarding prospective customers of the Company, all documents regarding pending or threatened litigation involving the Company, all legal opinions, all personnel evaluations for the Company’s employees and outside vendors and contractors, all computer hardware and software, all price lists and formulas, all pricing quotations or proposals, all lists or compilations of customers and prospects, all promotional materials, all internal operating reports, all budgets and projections, all information related to the Company’s product development and intellectual property, all product designs, specifications, drawing, engineering, bills of material and other information related to the Products, all corporate and equipment manuals and policies, all contracts with customers and suppliers, all supplier prices and quotations, all business correspondence, all catalogs and product samples, all sensitive customer information, all sales reports and invoices, and all tangible and intangible property owned by the Company.

i.      Non-Disparagement. During the Term and thereafter, the Consultant shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the Company, any of its affiliates, or any of their respective officers, directors, employees, shareholders, agents or businesses in any manner likely to be harmful to them or their business reputations or personal reputations. The Company shall direct its senior management team to not disparage or encourage or induce others to disparage the Consultant. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings); provided that the Consultant has given the Company prompt written notice of any such legal process and cooperated with the Company’s efforts to seek a protective order.

j.      Consultant’s Representations. The Consultant represents and acknowledges that none of the activity restrictions set forth in this Section 10 will prevent the Consultant from obtaining employment, cause undue hardship, cause a relocation, or adversely impact numerous other business and employment opportunities that are not affected by the existence of these restrictions. The Consultant further acknowledges that the Consultant believes the foregoing restrictions to be reasonable and necessary to protect the Company’s legitimate business interests. Any violation of the restrictions in this Section 10 can cause harm to the Company of an irreparable nature for which money damages alone will not suffice. The Consultant agrees that the Consultant will fully and promptly disclose to any person or entity with which the Consultant becomes associated subsequent to the termination or expiration of this Agreement all of the restrictions on the Consultant’s post-termination activities. The Company shall also have the right to disclose this Agreement to any business entity hiring or utilizing the services of the Consultant subsequent to the termination or expiration of this Agreement.

k.      Common Law and Trade Secrets. The Consultant and the Company agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

l.      Tolling. In the event of any violation of the provisions of this Section 10, the Consultant acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

m.      Rights and Remedies upon Breach. The Consultant acknowledges and agrees that any breach by the Consultant of any of the provisions of Section 10 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Consultant breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

i.      the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Consultant of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

ii.      the right and remedy to require the Consultant to account for and pay over to the Company or any of its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Consultant as the result of any transactions constituting a breach of the Restrictive Covenants, and the Consultant shall account for and pay over such Benefits to such member of Company Group and, if applicable, its affected affiliates.

11.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Consultant’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Consultant, it being understood and agreed that this is a contract for the Consultant’s personal services. This Agreement shall not be assignable by the Company, except that the Company may assign it to an affiliate of the Company and shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns as provided in this Section 11 and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except as otherwise set forth in this Agreement.

12.      Alternative Dispute Resolution.

a.      Coverage. Except as otherwise expressly provided in this Agreement or by law, this Section 12 is the sole and exclusive method by which the Consultant and the Company are required to resolve any and all disputes arising out of or related to the Consultant’s engagement with the Company or the termination of that engagement, each of which is referred to as “Dispute,” including, but not limited to, disputes arising out of or related to any of the following subjects: (i) compensation or other terms or conditions of the Consultant’s engagement, (ii) any disciplinary action or other adverse decision of the Company or any statement related to the Consultant’s engagement, performance or termination, (iii) any policy of the Company or any agreement between the Consultant and the Company, , or (iv) any other dispute arising out of or related to the Consultant’s engagement or the Consultant’s termination.

b.      Negotiation; Mediation. Any Dispute asserted by one Party against the other Party shall be delivered in writing to the other Party. During the fifteen (15)-day period following receipt of the assertion by the other Party, the Parties shall attempt in good faith to negotiate a resolution of the Disputes so asserted. If the Disputes so asserted cannot be settled through negotiation and remains unresolved after the fifteen (15)-day negotiation period, the Consultant or the Company may submit the dispute to mediation and the Parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of the American Arbitration Association (“AAA”). Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate AAA panel pursuant to the AAA rules, respectively. The mediation shall be conducted in Denver, Colorado. Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

c.      Binding Arbitration. If the Disputes so asserted cannot be settled through mediation and remains unresolved thirty (30) days after the appointment of a mediator, the Consultant or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration. Notice of a demand to arbitrate a dispute by either Party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the AAA in its office in Denver, Colorado. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Denver, Colorado regardless of the particular plant or facility of the Parties. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each Party shall pay its own fees and expenses for the arbitration except for any costs and charges imposed by the AAA which may be assessed against the losing Party by the arbitrator. Any fees of the arbitrator for the arbitrator’s services shall in all events be shared and paid equally by the Parties.

d.      Equitable Relief. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a Party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, including without limitation as provided under Section 13(h) hereof, then either Party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the Parties. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

e.      Severability. In the event that any court or arbitrator finds or holds any restriction contained in this Agreement, including the Restrictive Covenants, to be unreasonable, invalid, or unenforceable, then it is the express intent of the Parties that the court or arbitrator so holding shall modify or amend the offending restriction or restrictions in any reasonable fashion so as to render it or them enforceable to the fullest extent possible under prevailing law. In the event that any restriction is deemed void and unenforceable and not suitable or capable of being so modified, then such restriction shall be severed. Each term and provision of this Agreement is and shall be construed as severable in whole or in part, and, if any provision or the application thereof to particular circumstances should be invalid, illegal, or unenforceable, then the remaining terms and provisions shall not be affected and shall remain fully enforceable. An adjudication or finding of invalidity or unenforceability for one jurisdiction of any particular provision shall not invalidate or void such provision in any other jurisdiction. It is the express intent of the Parties that all restrictions imposed by this Agreement be construed and applied to avoid legal nullities and with a view towards enforcement whenever possible

13.      Miscellaneous.

a.      Time of the Essence. Time is of the essence with respect to this Agreement. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day (i.e, a Saturday, Sunday or federal holiday), then such action may be taken or such right may be exercised on the next succeeding business day.

b.      Entire Agreement. This Agreement constitutes the entire understanding or agreement between the Company and the Consultant relating to the subject matter hereof and there is no understanding or agreement, oral or written, which is not set forth herein. This Agreement may only be amended by a writing signed by the Company and the Consultant.

c.      Waiver. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

d.      Construction. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments thereto. The word “including” shall be construed to include the words “without limitation.” In this Agreement, unless the context otherwise requires, references to the singular shall include the plural and vice versa. The word “Company” shall be construed to include the Company and its subsidiaries and affiliates, whether now existing or hereafter established.

e.      Notices. All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other Party hereto, in accordance with this Section 13(e).

i.	If to the Company:	Surna, Inc.
1780 55th Street, Suite A
Boulder, Colorado 80301
Attention: CEO

ii. If to the Consultant, at the Consultant’s last residence shown on the records of the Company.

f.      Public Announcements. The Company intends to publicly announce and disclose this Agreement and the subject matter hereof in accordance with applicable laws. Until such time as the Company has publicly announced and/or disclosed this Agreement and the subject matter hereof, the Consultant shall not publicly announce or disclose to any third party the existence of this Agreement or the subject matter hereof.

g.      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflicts of law thereof.

h.      Equitable Relief. The Consultant acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 12(d) hereof, upon any breach by the Consultant of the Consultant’s obligations under Section 10, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

i.      Cooperation in Future Matters. The Consultant hereby agrees that for a period of eighteen (18) months following the Consultant’s termination of engagement, the Consultant shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Consultant’s engagement by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Consultant’s other commitments. The Consultant shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Consultant would conflict with the Consultant’s rights under or ability to enforce this Agreement.

j.      Indemnity. Each Party shall indemnify and hold the other Party harmless from and against all claims, losses, liabilities (including negligence, tort and strict liability), damages, judgments, suits, and all legal proceedings, and any and all costs and expenses in connection therewith (including reasonable attorneys’ fees) arising out of any breach of this Agreement or in any manner connected with their obligations, or the Services provided by the Consultant, under this Agreement, including, without limitation, any violation of any applicable laws or claims for injury to or death of persons or for damage to property. Each Party agrees to give the other Party prompt notice of any such claim or liability.

k.      Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 9, 10, 11, 12 and 13 shall survive the termination of the Consultant’s engagement or this Agreement.

l.      Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

CONSULTANT		COMPANY

Surna, Inc.

By:	/s/ Stephen Keen	By:	/s/ Trent Doucet
	Stephen Keen, Individually		Trent Doucet, Chief Executive Officer